UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2011

NetLogic Microsystems, Inc.

(Exact name of registrant as specified in its charter)

000-50838

(Commission File Number)

Delaware	77-0455244
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3975 Freedom Circle, Santa Clara, CA 95054

(Address of principal executive offices, with zip code)

(408) 454-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 20, 2011, NetLogic Microsystems, Inc., or NetLogic, and its wholly owned subsidiary Alinghi Merger Corporation, or Merger Sub, entered into an Agreement and Plan of Merger, or merger agreement, with Optichron, Inc., or Optichron, and David Liddle, as the representative of Optichron’s stockholders, or the Representative. Under the terms of the merger agreement, NetLogic has agreed to acquire Optichron through the merger of Merger Sub with and into Optichron, with Optichron continuing as a wholly-owned subsidiary of NetLogic. Optichron is a privately-held, fabless semiconductor provider of 3G/4G LTE base station digital front-end processors.

Concurrently with the execution of the merger agreement, NetLogic and Merger Sub entered into Common Stock Purchase Agreements, or stock purchase agreements, with three employee-stockholders of Optichron. Under the terms of the stock purchase agreements, NetLogic has agreed to purchase all of the fully-vested shares of Optichron common stock held by the employee-stockholders immediately prior to the merger. The purchase of these shares is a condition to the obligations of NetLogic, Merger Sub and Optichron to consummate the merger. Each of these employee-stockholders (and other employees designated by NetLogic pursuant to the merger agreement) will be offered employment with NetLogic, Optichron or another NetLogic subsidiary at the time of the closing of the merger.

The merger agreement and stock purchase agreements, which are referred to collectively as the definitive agreements, provide for the payment of cash to Optichron’s stockholders (other than NetLogic, Optichron and any stockholders who exercise appraisal rights) at the closing of the merger and stock sales, respectively, and for the deposit of cash on behalf of all such Optichron stockholders into an escrow account as a source of indemnity for future claims by NetLogic and its affiliates. The total amount payable at closing is determined by formulas set forth in the merger agreement and is expected to be approximately $77 million. The merger agreement provides that the escrow will be 12.5% of the amount of cash payable at closing, or approximately $9.6 million. NetLogic will have recourse against the escrow for indemnifiable claims for a period of 18 months following the closing.

In addition to the consideration payable at closing, the definitive agreements provide for the issuance of earn-out consideration to the Optichron stockholders based on the amount of revenue recognized by NetLogic from the sale of Optichron products in 2011 (during the period following completion of the merger), referred to as the first earn-out period, and in 2012, referred to as the second earn-out period, in accordance with formulas set forth in the merger agreement. Any portion of the earn-out consideration payable to the three employee-stockholders pursuant to the stock purchase agreements will be paid in shares of NetLogic common stock, issuable in equal annual installments over a period of four years (in the case of the first earn-out consideration) or three years (in the case of the second earn-out consideration), subject to their continuing employment with NetLogic. The aggregate number of shares issuable to each such employee-stockholder is equal to the cash value of the earn-out consideration that would otherwise have been paid to him under the merger agreement if his shares of common stock had been converted under the merger agreement (based on the ten trading-day average price of NetLogic’s common stock immediately prior to the closing of the merger). If the maximum earn-out is achieved, additional consideration of approximately $108.5 million would be payable in cash by March 31, 2013, and additional consideration of approximately $12.5 million would be payable in shares of NetLogic common stock to the employee-stockholders, subject to their continued employment after the acquisition.

In accordance with the terms of the definitive agreements, all outstanding and unexercised options and warrants will be cancelled and all unvested shares of Optichron stock will be repurchased by Optichron prior to the consummation of the merger.

The merger agreement also provides for the assumption by NetLogic of restricted stock units, or Retention RSUs, that Optichron will grant to specific employees designated by NetLogic between signing and closing. The total value of the NetLogic stock underlying the Retention RSUs at closing will be approximately $22.3 million.

Prior to the closing of the merger, NetLogic with enter into noncompetition and separation agreements with each of the three employee-stockholders who are parties to the stock purchase agreements. The noncompetition agreements restrict the employee-stockholders from competing with Optichron’s business for a specified period of time following termination of their employment with NetLogic. The separation agreements provide for accelerated vesting of Retention RSUs held by the employee-stockholders and for the immediate issuance to them of any future installments of earn-out shares in the event of involuntary termination of employment under specified circumstances.

The definitive agreement and the merger have been approved by the board of directors of each company. The holders of approximately 96% of the outstanding shares of Optichron preferred stock and the holders of approximately 80% of the outstanding shares of Optichron common stock have signed written consents approving the definitive agreement, the merger and certain related matters. The closing of the transaction remains subject to customary closing conditions as specified in the definitive agreements. NetLogic expects the transaction to close in the second quarter of 2011.

The definitive agreements may be terminated at any time prior to closing by either party through mutual consent. The merger agreement may be terminated by either party if all of the closing conditions have not been satisfied and the closing has not occurred by July 31, 2011. The merger agreement also may be terminated by either party in the event of certain material breaches or misrepresentations by the other party that are not timely cured, provided that the party desiring to terminate the agreement is not itself in breach or default under the definitive agreement. Each of the stock purchase agreements will terminate automatically upon termination of the merger agreement.

Copies of the merger agreement and a form of the stock purchase agreement are attached to this Current Report on Form 8-K as Exhibits 2.1 and 2.2, respectively, and are incorporated herein by reference. A stock purchase agreement in substantially the form attached hereto as Exhibit 2.2 has been signed by each of Roy Batruni, Ravi Ramachandran and Tim Ryan. This summary description of the definitive agreements and the proposed transactions does not purport to be complete and is qualified in its entirety by reference to the definitive agreements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibits	Description

2.1	Agreement and Plan of Merger dated March 20, 2011 by and among NetLogic Microsystems, Inc., Alinghi Merger Corporation, Optichron, Inc., and David Liddle, as representative of the stockholders of Optichron, Inc.

2.2	Form of Common Stock Purchase Agreement dated March 20, 2011 by and among NetLogic Microsystems, Inc., Alinghi Merger Corporation and the Optichron employee-stockholder

99.1	Press release dated March 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLOGIC MICROSYSTEMS, INC.

Date: March 21, 2011	By:	/s/ Michael Tate
Michael Tate Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description

2.1	Agreement and Plan of Merger dated March 20, 2011 by and among NetLogic Microsystems, Inc., Alinghi Merger Corporation, Optichron, Inc., and David Liddle, as representative of the stockholders of Optichron, Inc.

2.2	Form of Common Stock Purchase Agreement dated March 20, 2011 by and among NetLogic Microsystems, Inc., Alinghi Merger Corporation and the Optichron employee-stockholder

99.1	Press release dated March 21, 2011